Filed Pursuant to Rule 424(b)(3)
File Number 333-182780

Prospectus Supplement No. 10

To Prospectus dated August 13, 2012

POSITIVEID CORPORATION
34,000,000
Shares of
Common Stock

This Prospectus Supplement No. 10 supplements the Prospectus dated August 13, 2012 relating to the resale by the selling stockholders of up to 34,000,000 shares of our common stock. This Prospectus Supplement No. 10 includes the attached Form 8-K filed by us with the Securities and Exchange Commission on February 21, 2013.

This Prospectus Supplement No. 10 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus and all other amendments or supplements to the Prospectus. This Prospectus Supplement No. 10 is qualified by reference to the Prospectus and any other amendments or supplements to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 10 updates and supersedes the information contained in the Prospectus and any other amendments or supplements to the Prospectus.

INVESTING IN THESE SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 5 OF THE PROSPECTUS BEFORE PURCHASING THE COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT NO. 10, THE PROSPECTUS OR ANY OTHER AMENDMENTS OR SUPPLEMENTS TO THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 10 is February 21, 2013.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2013

POSITIVEID CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	001-33297	06-1637809
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 201 DELRAY BEACH, FLORIDA	33445
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 561-805-8008

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01. Entry into a Material Definitive Agreement

On February 20, 2013, PositiveID Corporation, a Delaware corporation, (“PositiveID”), issued a press release announcing it entered into an Agreement (the “Agreement”) with Smart Glucose Meter Corp., a New York corporation (“SGMC”), Easy Check Medical Diagnostics, LLC, a Florida limited liability company (“Easy Check”), Easy-Check Medical Diagnostic Technologies Ltd., an Israeli company (“Easy Check Israel”), and Benjamin Atkin, an individual (“Atkin”), pursuant to which PositiveID has licensed its iglucose™ technology to SGMC for up to $2 million based on potential future revenues of glucose test strips sold by SGMC.

Pursuant to the Agreement, PositiveID granted SGMC an exclusive right and license to the intellectual property rights in the iglucose patent applications; a non-exclusive right and license to use and make a “white label” version of the iglucose websites; a non-exclusive right and license to use all documents relating to the iglucose 510(k) application to the Food and Drug Administration of the United States Government; and an exclusive right and license to the iglucose trademark. PositiveID also agreed to transfer to SGMC all right, title, and interest in the www.iglucose.com and www.iglucose.net domain names.

In consideration for the rights and licenses discussed above, and the transfer of the domain names, SGMC shall pay to PositiveID the amount set forth below for each glucose test strip sold by SGMC and any sublicensees of SGMC for which results are posted by SGMC via its communications servers (the “Consideration”):

(i) $.0025 until SGMC has paid aggregate Consideration of $1,000,000; and

(ii) $.005 thereafter until SGMC has paid aggregate Consideration of $2,000,000; provided, however, that the aggregate Consideration payable by SGMC pursuant to the Agreement shall in no event exceed $2,000,000.

The parties to this Agreement were parties to an Asset Purchase Agreement dated as of February 10, 2010, pursuant to which, inter alia, Easy Check transferred to PositiveID certain intellectual property related to blood glucose measurement devices. Atkin and PositiveID were also parties to a Consulting Agreement dated as of February 10, 2010 (the “Consulting Agreement”), pursuant to which Atkin agreed to provide certain consulting services to PositiveID. In connection with the Agreement, PositiveID and Atkin agreed that the Consulting Agreement be terminated.

PositiveID’s Easy Check breath glucose detection device and associated intellectual property is not included in the Agreement and remains the property of PositiveID.

A copy of the Agreement will be filed as an Exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. The description of certain terms of the Agreement set forth herein do not purport to be complete and are qualified in their entirety by the provisions of such Agreement.

Item 7.01. Regulation FD Disclosure.

On February 20, 2013, PositiveID issued a press release announcing the license of iglucose to SGMC. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 of Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release, dated February 20, 2013, issued by PositiveID

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PositiveID Corporation

Date: February 21, 2013	By:	/s/ William J. Caragol
William J. Caragol
Chief Executive Officer

Exhibit Index

Exhibit Number	Description

99.1	Press release, dated February 20, 2013, issued by PositiveID

Exhibit 99.1

 PositiveID Corporation Announces License of iglucose Technology for Up to $2 Million

License Agreement Part of the Company’s Continued Focus on Bio-Threat Detection and Diagnostics

DELRAY BEACH, FL, February 20, 2013 – PositiveID Corporation ("PositiveID" or “Company”) (OTCQB: PSID), a developer of biological detection and diagnostics solutions, today announced it has entered into an agreement to license its iglucose™ technology to Smart Glucose Meter Corp. (“SGMC”) for up to $2 million based on potential future revenues of glucose test strips sold by SGMC. These revenues will range between $0.0025 and $0.005 per strip. A person with diabetes who tests three times per day will use over 1,000 strips per year.

William J. Caragol, Chairman and CEO of PositiveID, stated, “In 2011, in conjunction with our acquisition of Microfluidic Systems, PositiveID began a corporate realignment to focus on patented molecular diagnostic technologies for bio-threat detection and rapid medical testing. This was done in order to position the Company to target the current and significant market opportunities in these sectors and take advantage of the detection and cost advantages we believe our technology provides. To date, we have achieved real results as part of this restructuring, including the sale of our implantable microchip IP and related assets, a significant reduction of our cash burn, and now the license of our iglucose wireless diabetes management technology, which we believe is another important milestone in this process.”

About PositiveID Corporation

PositiveID Corporation is an emerging growth company and developer of biological detection systems for America’s homeland defense industry as well as rapid medical testing. PositiveID is focused on the development of microfluidic systems for the automated preparation of and performance of biological assays in order to detect biological threats at high-value locations, as well as analyze samples in a medical environment. For more information on PositiveID, please visit http://www.PositiveIDCorp.com.

Statements about PositiveID's future expectations, including, without limitation, the likelihood that the Company will receive up to $2 million based on potential future revenues of glucose test strips sold by SGMC; the likelihood that SGMC will sell sufficient glucose test strips to pay up to $2.0 million to PositiveID; the likelihood that PositiveID’s corporate realignment will position the Company to target the current and significant market opportunities in the bio-threat detection and rapid medical testing sectors and take advantage of the detection and cost advantages it believes its technology provides; the likelihood that the license of the Company’s iglucose wireless diabetes management technology is another important milestone in this restructuring process; and all statements in this press release constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and PositiveID's actual results could differ materially from expected results. These risks and uncertainties include, without limitation, SGMC’s ability to commercialize iglucose; the Company’s ability to target the bio-threat detection and rapid medical testing sectors; as well as other risks. Additional information about these and other factors that could affect the Company's business is set forth in the Company's various filings with the Securities and Exchange Commission, including those set forth in the Company's 10-K filed on March 28, 2012, as amended on May 4, 2012, and 10-Qs filed on November 16, 2012, August 20, 2012, as amended on September 12, 2012, and May 14, 2012, under the caption "Risk Factors." The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact:

PositiveID Corporation

Allison Tomek

561-805-8000

atomek@positiveidcorp.com